Exhibit 99.1

Gordmans Stores, Inc. Announces First Quarter 2011 Results

First Quarter – Net sales up 5.2%; Net income increased 14.2% to $7.3 million;

Diluted EPS of $0.38

Omaha, Nebraska (May 26, 2011) – Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based apparel and home décor retailer, today announced results for its first quarter (thirteen weeks) ended April 30, 2011.

First Quarter Highlights

•	Net sales increased 5.2% to $117.7 million compared to $111.9 million in the first quarter of fiscal 2010.

•	Gross profit margin increased 50 basis points over the first quarter of fiscal 2010 to 47.5%.

•	Net income increased 14.2% to $7.3 million compared to $6.4 million in the first quarter of fiscal 2010.

•	Diluted earnings per share of $0.38 exceeded the high end of the Company’s guidance by $0.02.

Jeff Gordman, President and Chief Executive Officer, stated: “We are pleased with our solid net income increase of 14.2%, a 50 basis point improvement in gross margin, and management of expenses during the first quarter of 2011. However, our comparable store sales increase of 0.9%, which came on top of a very strong 15.4% comparable store sales increase in the first quarter of 2010, was short of our expectations primarily due to soft Easter sales and macro issues impacting our regional, primarily Midwest concentration. Our total sales increase of 5.2% was primarily attributable to two new stores that we opened this year in Minneapolis, a new market for Gordmans, as well as two new stores that opened in fiscal 2010. As we previously announced, we accelerated our expansion plans for fiscal 2011 and will be opening five additional stores, including one relocation, over the remainder of this year.”

First Quarter Financial Results

Net sales for the thirteen weeks ended April 30, 2011 increased 5.2% to $117.7 million from $111.9 million for the same period last year, which translated into a 0.9% comparable store sales increase. Gross profit increased by 6.5% to $55.9 million, or 47.5% of net sales, from $52.5 million, or 47.0% of net sales, in the first quarter of fiscal 2010. Selling, general and administrative costs were $44.1 million, or 37.5% of net sales, compared to $42.2 million, or 37.8% of net sales, in the first quarter of fiscal 2010. The Company reported a 14.2% increase in net income to $7.3 million, or $0.38 per diluted share (based on 19,266,694 dilutive shares outstanding), compared to net income of $6.4 million, or $0.39 per diluted share (based on 16,167,302 dilutive shares outstanding), in the first quarter of fiscal 2010.

Outlook

Based on current comparable store sales trends, the Company has revised its full year outlook. For the fiscal year ending January 28, 2012, management now expects net sales to be between $553 and $557 million, which reflects the current comparable store sales trend. On that basis, diluted earnings per share are projected to be in the range of $1.18 to $1.23 (using a diluted share count of approximately 19.2 million), which includes approximately $1.0 million of additional stock compensation expense. For the second quarter of fiscal 2011 ending July 30, 2011, Gordmans currently expects net sales to be between $116 million and $117 million, which also reflects the current comparable stores sales trend. The Company projects diluted earnings per share in the range of $0.10 to $0.11 (using a diluted share count of approximately 19.4 million).

Mr. Gordman added, “While our second quarter comparable store sales trend is consistent with that of the first quarter, it continues to be below our previous expectations. Although we are implementing a number of merchandising, marketing and inventory management initiatives to drive comparable store sales growth, we believe it is prudent to lower our expectations for fiscal 2011 until improved trends begin to materialize.”

Conference Call Information

A conference call to discuss first quarter financial results is scheduled for today, May 26, 2011 at 4:30 p.m. Eastern Time. The conference call will be webcast live at http://investor.gordmans.com/events.cfm. A replay of this call will be available within two hours of the conclusion of the call and will remain on the website for one year.

About Gordmans Stores, Inc.

Gordmans (NASDAQ: GMAN) features a large selection of the latest name brands, fashions and styles at up to 60 percent off department and specialty store prices every day. The wide range of merchandise includes apparel for all ages, accessories, footwear, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans operates 70 stores in 16 Midwestern and surrounding states. For more information about Gordmans, visit www.gordmans.com.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected net sales, net income, comparable store sales, diluted earnings per share, and store expansion, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, guest preferences and other related factors; (3) fluctuations in our sales and profitability on a seasonal basis; (4) intense competition from other retailers; (5) our ability to maintain or improve levels of comparable store sales; and (6) our successful implementation of advertising, marketing and promotional strategies.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	April 30, 2011	January 29, 2011
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$28,478	$29,368
Accounts receivable	1,519	1,557
Landlord receivable	1,386	2,077
Income tax receivable	—	1,375
Merchandise inventories	69,347	59,775
Deferred income taxes	2,573	2,417
Prepaid expenses	6,028	5,394

Total current assets	109,331	101,963
PROPERTY AND EQUIPMENT, net	25,001	18,240
INTANGIBLE ASSETS, net	2,143	2,166
DEFERRED INCOME TAXES	—	486
OTHER ASSETS	2,270	2,279

TOTAL ASSETS	$138,745	$125,134

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$42,356	$36,833
Income taxes payable	2,216	—
Accrued expenses	23,112	26,672
Notes payable, current portion	1,459	1,508
Capital lease obligations, current portion	428	424

Total current liabilities	69,571	65,437

NONCURRENT LIABILITIES:
Notes payable, net of current portion	—	326
Capital lease obligations, net of current portion	521	630
Deferred rent	8,428	6,655
Deferred income taxes	498	—
Other liabilities	31	33

Total noncurrent liabilities	9,478	7,644

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	19	19
Additional paid-in capital	51,192	50,830
Retained earnings	8,485	1,204

Total stockholders’ equity	59,696	52,053

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$138,745	$125,134

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Share Data)

	13 Weeks Ended April 30, 2011 (Unaudited)	13 Weeks Ended May 1, 2010 (Unaudited)
Net sales	$117,679	$111,891
License fees from leased departments	1,667	1,596
Cost of sales	(63,397)	(60,938)

Gross profit	55,949	52,549
Selling, general and administrative expenses	(44,088)	(42,248)

Income from operations	11,861	10,301
Interest expense	(118)	(179)

Income before taxes	11,743	10,122
Income tax expense	(4,462)	(3,745)

Net income	$7,281	$6,377

Basic earnings per share	$0.38	$0.41
Diluted earnings per share	$0.38	$0.39

Basic weighted average shares outstanding	19,076,884	15,488,800
Dilutive weighted average shares outstanding	19,266,694	16,167,302

Company Contact:

Mike James

Chief Financial Officer

(402) 691-4126

Investor Relations:

ICR, Inc.

Brendon Frey / James Palczynski

(203) 682-8200